UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 15, 2005
(Date of Report/Date of earliest event reported)
PHELPS DODGE CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK (State or other jurisdiction of incorporation)	001-00082 (Commission File Number)	13-1808503 (IRS Employer Identification No.)
One North Central Avenue
Phoenix, Arizona 85004-4414
(Address and zip code of principal executive offices)
(602) 366-8100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.06 MATERIAL IMPAIRMENTS
SIGNATURES

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On November 15, 2005, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”) entered into a Master Agreement and Plan of Merger (the “Master Agreement”) with Columbian Chemicals Company, a wholly owned subsidiary of Phelps Dodge and a Delaware corporation (the “Company”), Columbian Chemicals Acquisition LLC, a Delaware limited liability company (“Columbian Acquisition”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation wholly owned by Columbian Acquisition (“Merger Sub”), pursuant to which the Company, a leading manufacturer of rubber and industrial carbon-black products, will be acquired by Columbian Acquisition. Columbian Acquisition is owned by One Equity Partners LLC, a private equity affiliate of JPMorgan Chase & Co., and DC Chemical Co., Ltd., a Korean chemical manufacturer.
     Under the terms of the Master Agreement, Phelps Dodge expects to receive cash proceeds of approximately $600 million, including approximately $115 million of Columbian’s foreign-held cash to be distributed to Phelps Dodge. The transaction is expected to result in an approximate $60 million special, net after-tax loss.
     The transaction is subject to customary closing conditions, including regulatory approvals.
     Under the Master Agreement, Phelps Dodge has agreed to provide a customary indemnity for breach of representations and warranties.
ITEM 2.06 MATERIAL IMPAIRMENTS
     In connection with the transaction contemplated in the Master Agreement described in Item 1.01, on November 15, 2005, Phelps Dodge determined that an impairment charge was required and expects to recognize an after-tax impairment charge of approximately $16 million for its goodwill. The amount of the charge is based on preliminary estimates, and is subject to change based upon the actual fourth quarter results of Phelps Dodge.
     The after-tax impairment charge is included in the net after-tax loss on the transaction discussed in Item 1.01, and will be recognized in the quarter ended December 31, 2005, together with approximately $3 million of net after-tax losses that relate primarily to taxes on certain repatriated foreign income and employee-related costs. The balance of the net after-tax loss will be recorded at or subsequent to the closing of the transaction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION (Registrant)
By:	/s/ S. David Colton
	Name:	S. David Colton
	Title:	Senior Vice President and General Counsel

Date: November 17, 2005

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